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                                                                   Exhibit 10.34


October 1, 1997

Ralph R. Russo
HOME ADDRESS REDACTED


Dear Ralph:

           Re:  Revised offer of employment

Following up on our recent discussions, I am pleased to summarize the revised terms we have discussed for your offer of employment.

OFFER OF EMPLOYMENT: On behalf of Bay Networks, Inc., I am pleased to offer you the position of Executive Vice President, Operations, reporting directly to me in my capacity as Chairman, President and Chief Executive Officer.

SALARY: Compensation for this position will be at an annualized salary of $350,000.00, earned at the biweekly rate of $13,461.54.

EXECUTIVE BONUS: In the role of Executive Vice President, Operations, you will participate in the Fiscal 1998 Executive Bonus Program, effective July 1, 1997 (Fiscal Year 1998 bonus program). Currently, this is an "open-ended" program with no maximum payout. However, for comparison purposes, the position you are considering has a target bonus of $210,000.00 for full year participation
(July 1, 1997 - June 30, 1998) in the Fiscal Year 1998 plan. Your bonus will be prorated to reflect your active employment during the fiscal year (for instance, if you signed on today, at the beginning of the second fiscal quarter, full pay-out against a $210,000 annual target would be $157,500 for three fiscal quarters).

STOCK OPTION: Subject to the approval of the Board of Directors, you will be granted an option to purchase 400,000 shares of stock. Vesting of the stock option is 25% following the first year of employment and 1/48 per month during the period between 13 and 48 months from the initial date of employment. As we have discussed, I will use my best efforts to obtain Compensation Committee approval of this option grant as soon as possible after you accept this offer.

BONUS FORFEITURE PAYMENT: We have discussed Bay Networks' intention to assure that you will not lose the bonus which you have earned this year from your current employer. Upon your presentation to Bay Networks of written confirmation that this bonus has been forfeited, you will be entitled to receive from Bay Networks a Bonus Forfeiture Payment equal to the forfeited amount, but not exceeding $150,000.00. It is our understanding that the forfeiture amount will be the earned bonus (i.e., prorated based upon your tenure of participation in Allied Signal's current bonus plan).

BENEFITS PLANS. You will be entitled to participate in Bay Networks' comprehensive benefits plans in accordance with their terms, commencing upon your start date. Benefits information and enrollment materials will be provided to you on the first Monday following your first day of employment.



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SEVERANCE: In the event your employment should be terminated by Bay Networks for reasons other than articulable due cause, you will receive a severance package consisting of twelve (12) months base salary; prorated bonus for the year in which severance occurs, payable at the normal bonus payment date; and, in the event that the termination by Bay Networks occurs within twelve months of your start date, acceleration of the vesting of your stock option in the amount of 8,333.334 share for each full month of active employment.

STANDARD TERMS AND CONDITIONS OF EMPLOYMENT: It should be noted that as a condition of employment, you will be required to sign an agreement which addresses the issues of confidentiality, conflict of interest, non-competition during the term of your employment and patent assignments. In addition, on your first day of employment, you must provide Bay Networks with appropriate documents to establish your eligibility to work in the United States (e.g. U.S. passport, or driver's license and social security card) to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.

RESPONSE AND ACCEPTANCE: Please respond to our offer no later than October 3, 1997, and return a signed copy of this offer letter upon your acceptance.

Ralph, I feel confident that you can make a significant contribution to Bay Networks' success. I look forward to your favorable reply and to working with you in the near future.

Sincerely,

/s/  Dave House

Dave House
Chairman, President and Chief Executive Officer

cc:        Jerry Patton
           Vice President, Human Resources

           Susan E. Keck-Truman
           Director, Human Resources



This letter includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with Bay Networks, Inc.

I concur with the above conditions for commencing my employment with Bay Networks, Inc. and understand fully that they do not constitute an employment contract or an offer of employment for any specified period of time.

I acknowledge the acceptance of this offer:


   /s/ Ralph R. Russo                                             10/3/97
----------------------------------                        ----------------------
Ralph R. Russo                                            Date

My start date will be:  ___________________________

Please print your name as you would like it to appear for business purposes (nameplate, etc.)

                     Ralph
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